Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kura Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,662,882(2)	$13.92(3)	$37,067,317(3)	0.0000927	$3,436.14
Equity	Common Stock, $0.0001 par value per share, Kura Oncology, Inc. 2015 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	665,720(4)	$11.83(5)	$7,875,468(5)	0.0000927	$730.06
Total Offering Amounts					$44,942,785		$4,166.20
Total Fee Offsets							—
Net Fee Due							$4,166.20
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) or the Kura Oncology, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2014 Plan on January 1, 2022 pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to such provision, on January 1 of each year through January 1, 2025, the number of shares authorized for issuance under the 2014 Plan is automatically increased by: (a) a number equal to 4% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of Common Stock that may be determined by the Registrant’s Board of Directors (the “Board”) that is less than the preceding clause (a).

(3)

Estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 22, 2022, as reported on the Nasdaq Global Select Market.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 ESPP. Pursuant to such provision, on January 1 of each year through January 1, 2025, the number of shares authorized for issuance under the 2015 ESPP is automatically increased by a number equal to (a) the lesser of (i) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (ii) 2,000,000 shares of Common Stock; or (b) a number of shares of Common Stock that may be determined by the Board that is less than the preceding clauses (a)(i) and (a)(ii).

(5)

Estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 22, 2022, as reported on the Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2015 ESPP.